UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2011

NOVELIS INC.

(Exact name of Registrant as specified in its charter)

Canada	001-32312	98-0442987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3560 Lenox Road, Suite 2000, Atlanta, GA		30326
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 760-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Senior Secured Term Loan

On December 7, 2011, Novelis Inc. (the “Company”) borrowed $225 million under a new senior secured term loan (the “Term B-2 Loan”). The terms and conditions of the Term B-2 Loan, including, among others, the maturity date, interest rate, security, optional redemption provisions, events of default and financial and other covenants, are substantially identical to the terms and conditions of the Company’s existing $1.5 billion senior secured term loan credit facility as amended by Amendment No. 1, as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2011.

The Company intends to use the proceeds from the Term B-2 Loan, together with approximately $129 million of drawings on the Company’s existing $800 million asset based loan facility or cash on hand, to finance the previously announced acquisition of 31.2% of the outstanding shares of the Company’s subsidiary, Novelis Korea Limited, a Korean corporation, from Taihan Electrical Wire Co. Ltd. and other minority shareholders for approximately $350 million in an all-cash transaction.

The foregoing description of the Term B-2 Loan is qualified in its entirety by the Term B-2 Loan, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended December 31, 2011.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On December 7, 2011, the Company issued a press release announcing the closing of the Term B-2 Loan Facility. A copy of this release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated December 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.

Date: December 9, 2011	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Corporate Secretary and Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated December 7, 2011.